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                                   EXHIBIT II

                    YOUNG BROADCASTING INC. AND SUBSIDIARIES
                      RE COMPUTATION OF PER SHARE EARNINGS


                                                     THREE MONTHS ENDED
                                                ---------------------------
                                                    MARCH 31,     MARCH 31,
                                                      1995          1996
                                                ---------------------------
SHARES OF COMMON STOCK OUTSTANDING
  FOR THE ENTIRE PERIOD.........................  10,819,049    10,548,181

ISSUANCE OF 21,696 SHARES OF COMMON STOCK
  TO THE COMPANY'S DEFINED CONTRIBUTION PLAN....       4,098        -

ISSUANCE OF 27,685 SHARES OF COMMON STOCK
  TO THE COMPANY'S DEFINED CONTRIBUTION PLAN            -           26,164

REPURCHASE OF 111,383 SHARES OF COMMON STOCK
  FROM J.P. MORGAN CAPITAL CORPORATION IN 1996..        -         (107,711)
                                                ------------ ---------------

WEIGHTED AVERAGE SHARES OF COMMON
  STOCK OUTSTANDING.............................  10,823,147    10,466,634
                                                ------------ ---------------
NET INCOME (LOSS)............................... ($2,664,778)  ($3,338,446)
                                                ============ ===============

NET LOSS PER COMMON SHARE

NET INCOME (LOSS)...............................      ($0.25)       ($0.32)
                                                ============ ===============

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